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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

John Hancock Life Insurance Company
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

P.O. Box 111
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                                    (Street)

Boston                                 MA                   02117
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


R.H. Phillips, Inc. (RHPS)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


10/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


N/A
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                                6.
                                                                 4.                                             Owner-
                                                                 Securities Acquired (A) or                     ship
                                                                 Disposed of (D)                 5.             Form:     7.
                                                                 (Instr. 3, 4 and 5)             Amount of      Direct    Nature of
                                      2.            3.           -----------------------------   Securities     (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Beneficially   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    Owned at End   (I)       Ownership
(Instr. 3)                       (Month/Day/Year)   (Instr. 8)                   (D)             of Month       (Instr.4) (Instr. 4)
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


Common Stock                           10/4/00        U              375,962      D      7.00     0              D
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12% Senior Redeemable Preferred
Stock (non-voting)                      3/15/99       J (1)          500,000      D       (1)     0              D
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Redeemable Exchangeable Preferred
Stock                                   3/15/99       J (1)          250,000      A       (1)                    D
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Redeemable Exchangeable Preferred
Stock                                   3/15/00       J (2)          250,000      D       (2)     0              D
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====================================================================================================================================

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1474 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                               Common
Warrants                     10/4/00   U           1,346,788  3/27/97  3/27/06 Stock    1,346,788  7.00    0         D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

(1) In March 1996, John Hancock Life Insurance Company ("JHLICO") purchased 500,000 shares of Senior Preferred Redeemable stock ("Senior Preferred Stock"). In March 1999, JHLICO exchanged the Senior Preferred Stock for $2,500,000 in aggregate principal amount 14% Unsecured Subordinate Debt and 250,000 shares of Redeemable Exchangeable Preferred Stock.

(2) In March of 2000, John Hancock Life Insurance Company converted 250,000 shares of Redeemable Exchangeable Preferred stock into $2,500,000 in aggregate principal amount 14% Unsecured Subordinate Debt.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


JOHN HANCOCK LIFE INSURANCE COMPANY

By:/s/Marion L. Nierintz
---------------------------------------------            -----------------------
   Marion L. Nierintz                                         Date
   Second Vice President


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